SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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CSX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2006
Dear Shareholder:
     On behalf of the Board of Directors and the management of CSX Corporation, I invite you to attend the 2006 Annual Meeting of Shareholders. The Meeting will be held on Wednesday, May 3, 2006, at 10:00 a.m. (CDT), at the Arthur R. Outlaw Convention Center, One South Water Street, Mobile, Alabama.
     We want all shareholders to be represented at the Meeting. If you vote your shares by proxy, please indicate whether you plan to attend the Meeting. Whether you plan to attend, it is important that your shares be represented, no matter how many shares you own. We encourage you to vote promptly, following the instructions on your Proxy Card.
     We look forward to seeing you at the Meeting.

Michael Ward
Chairman of the Board, President
and Chief Executive Officer

CSX Corporation
2006 Annual Shareholder Meeting
Arthur R. Outlaw Convention Center
One South Water Street • Mobile, Ala. • 36602
From Interstate 10, take the Water Street Exit to downtown, exit 26B.
Continue on South Water Street to the Arthur R. Outlaw Convention Center.

Notice of Annual Meeting of Shareholders
Jacksonville, Florida
March 30, 2006
To Our Shareholders:
     The Annual Meeting of Shareholders of CSX Corporation will be held at the Arthur R. Outlaw Convention Center, One South Water Street, Mobile, Alabama, on Wednesday, May 3, 2006, at 10:00 a.m. (CDT), for the purpose of considering and acting upon the following matters:
•	Election of 10 directors;

•	Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2006;

•	Company proposal regarding reapproval of the CSX Omnibus Incentive Plan;

•	Company proposals regarding elimination of supermajority voting requirements;

•	Shareholder proposal regarding separate Chairman and CEO; and

•	Such other matters as may properly come before the Meeting.
     The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (a) mark, sign, date, and return your Proxy Card by mail; or (b) vote by telephone or by the Internet using the instructions on your Proxy Card.
     Only shareholders of record at the close of business on March 3, 2006, will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 30, 2006.
By Order of the Board of Directors

Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs
and Corporate Secretary

Proxy Statement for 2006 Annual Meeting of Shareholders
About the Annual Meeting
What is the purpose of the Annual Meeting?
At our Annual Meeting (the “Meeting”), shareholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of directors, ratification of the Company’s Independent Registered Public Accounting Firm (the “Independent Auditors”), and consideration of the shareholder proposal and three Company proposals. In addition, management will report on the performance of the Company and respond to questions from shareholders.
Where will the Meeting be held?
The Meeting will be held on Wednesday, May 3, 2006, at 10:00 a.m. (CDT), at the Arthur R. Outlaw Convention Center, One South Water Street, Mobile, Alabama. The Arthur R. Outlaw Convention Center is accessible to persons with disabilities. If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.
Who is soliciting my vote?
The Board of Directors of CSX (the “Board”) is soliciting your vote for the 2006 Meeting.
What will I be voting on?
At the Meeting, shareholders will vote on:
•	Election of Directors

•	Ratification of Ernst & Young LLP as Independent Auditors for 2006

•	Three Company proposals: one regarding reapproval of the CSX Omnibus Incentive Plan and two regarding elimination of supermajority voting requirements

•	One shareholder proposal regarding Separate Chairman and CEO
How many votes do I have?
You will have one vote for every share of CSX stock you owned at the close of business on March 3, 2006 (the “Record Date”).
How many votes can be cast by all shareholders?
As of the Record Date, CSX had outstanding 220,582,789 shares of common stock entitled to vote. Only shareholders of record at the close of business on March 3, 2006, will be entitled to vote. Each share is entitled to one vote on each matter to be presented at the meeting.
How many shares must be present to hold the Meeting?
The Company’s bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at any meeting of shareholders. If a share is represented for any purpose at the Meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the Meeting will not be included in determining whether a quorum is present. As of the Record Date, 110,291,395 shares constitute a majority of the outstanding shares.

We urge you to vote by proxy even if you plan to attend the Meeting so that we will know as soon as possible that enough shares will be present for us to hold the Meeting.
What are the voting procedures?
Election of Directors. The Company’s state of incorporation is Virginia. Under Virginia law and the Company’s bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. This means that the 10 nominees for election as directors who receive the greatest number of votes cast at the Meeting will be elected. In accordance with the Company’s amended Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. For more information on the procedures in these circumstances, see “Principles of Corporate Governance” below.
Elimination of Supermajority Vote. The Company proposals (Items 4 and 5) to eliminate supermajority voting default rules have two different voting procedures. Amending the voting requirements for mergers or share exchanges, certain sales or dispositions of assets, and dissolution, listed as Item 4 on your proxy card, will require approval by the majority vote of the outstanding shares of the Company entitled to vote for the election of directors.
Amending the voting requirements for affiliated transactions with interested shareholders, listed as Item 5 on your proxy card, will require the affirmative vote of a majority of the shares entitled to vote thereon. Under the Virginia Stock Corporation Act, shares that are owned by interested shareholders, generally defined as those that beneficially own more than 10% of any class of the outstanding voting shares of the Company, are not entitled to vote with respect to this amendment. Therefore, the affirmative vote of a majority of the shares of the shareholders of the Company (other than shares held by interested shareholders) is required to approve an amendment to the affiliated transactions voting rules.
All abstentions, broker non-votes, and failures to return a proxy card will have the same effect as a vote against these proposals.
Other Proposals. For all other proposals, the proposal will pass if the votes cast in favor of the proposal exceed the votes cast against the proposal.
Except as noted above, abstentions and broker “non-votes” are not considered to be voting “for” or “against” any proposal and will have no effect on the outcome of any proposal.
How do I vote?
You can vote either in person at the Meeting or by proxy without attending the Meeting. The shares represented by a properly executed proxy will be voted as you direct.
To vote by proxy, you must do one of the following:
•	Fill out your Proxy Card, date and sign it, and return it by mail,

•	Vote by telephone using the instructions on your Proxy Card, or

•	Vote by Internet using the instructions on your Proxy Card.
If you want to vote in person at the Meeting, and you hold your CSX stock in street name (that is, through a bank or broker), you must obtain a proxy from your bank or broker and bring that proxy to the Meeting.

Can I change my vote?
Yes. A proxy may be revoked by a shareholder any time before it is voted by written notice delivered to the CSX Corporate Secretary, by timely receipt of a later signed proxy (including an Internet or telephone vote), or by voting in person at the Meeting.
What if I don’t vote for some of the matters listed on my Proxy Card?
If you return a signed Proxy Card without indicating your vote, your shares will be voted for the nominees for director listed on the card, for Ernst and Young LLP as Independent Auditors for 2006, for the three Company proposals regarding reapproval of the CSX Omnibus Incentive Plan and elimination of supermajority voting requirements, and against the shareholder proposal regarding Separate Chairman and CEO.
How are votes counted?
Votes are counted by inspectors of election designated by the Corporate Secretary.
Who pays for soliciting proxies?
The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and other designated employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of approximately $10,500 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York 10004.
Could other matters be decided at the Meeting?
CSX is not aware of any matters to come before the Meeting other than those set forth in the accompanying Notice and this Proxy Statement. If any other matters properly arise at the Meeting, the proxies will be voted at the discretion of the proxy holders.
What is the deadline for consideration of shareholder proposals for the 2007 Annual Meeting?
A shareholder who wants to submit a proposal to be included in the Proxy Statement for the 2007 Annual Meeting of Shareholders must send it to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida, 32202, so that it is received on or before December 4, 2006.
A shareholder who wants to submit a proposal that will not be in the proxy statement but will be considered at the 2007 Annual Meeting, pursuant to our bylaws, must send it to the principal executive offices of CSX so that it is received not earlier than the close of business on January 3, 2007 nor later than the close of business on February 2, 2007. The proxies named by the Board with respect to the 2007 Annual Meeting shall have discretionary voting authority with respect to any shareholder proposals received after February 2, 2007.
Does the Board of Directors consider director nominees recommended by shareholders?
Yes, the Governance Committee of the Board will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations should be in writing addressed to the Chair of the Governance Committee, CSX Corporation, 500 Water Street, C160, Jacksonville, Florida, 32202, and should include a statement about the qualifications and experience of the proposed nominee, as discussed further below under Item 1 — Election of Directors — Committees of the Board — Governance.

What happens if the Meeting is postponed or adjourned?
     Your proxy will still be good and may be voted at the reconvened meeting. You will still be able to change or revoke your proxy until it is voted.
Do I need a ticket to attend the Meeting?
Yes, you will be issued an admission ticket at the Shareholder Registration Desk at the Meeting. If you hold your shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.
How can I find CSX’s proxy materials and annual report on the Internet?
This Proxy Statement and the 2005 Annual Report are available on the Company’s Internet website (www.csx.com).

Item 1: Election of Directors
     Ten directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Votes will be cast, unless otherwise specified, for the election of the nominees named below. If, at the time of the Meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board. All of the nominees are current directors standing for re-election and were previously elected by the shareholders. One current director, Mr. Charles E. Rice, who served on the Audit Committee and the Finance Committee in 2005, is retiring from the Board and is not standing for re-election.
     As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any executive officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.
     In the election of directors, the nominees receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.
The Board of Directors recommends a vote FOR the following nominees.

Elizabeth E. Bailey, 67, is the John C. Hower Professor of Business and Public Policy, at The Wharton School of the University of Pennsylvania. She is also a director of Altria Group, Inc., and of Teachers Insurance and Annuity Association. Dr. Bailey has been a director of CSX since November 1989.

Senator John B. Breaux, 62, is Senior Counsel with Patton Boggs LLP, a law firm. Senator Breaux joined Patton Boggs upon his retirement from the United States Senate in 2005 after serving there since his election in 1986. Prior to that, he spent 14 years in the United States House of Representatives serving on the Public Works and Transportation Committee. In the Senate, he served on the Finance Committee and the Commerce Committee where he was chair of the subcommittee on Surface Transportation. He also serves as Senior Managing Director of the Clinton Group and Managing Director of Riverstone Holdings. Senator Breaux has been a director of CSX since May 2005.

Edward J. Kelly, III, 52, is the Chairman, President and Chief Executive Officer of Mercantile Bankshares Corporation, a bank holding company, having been elected as Chairman in March 2003 and as President and Chief Executive Officer in March 2001. Prior to that he served as Managing Director of J.P. Morgan Chase and predecessor firms. He is also a director of Hartford Financial Services Group. Mr. Kelly has been a director of CSX since July 2002.

Robert D. Kunisch, 64, has been Special Partner in ABS Capital Partners, Inc., a private equity investment firm, since January 2001, and Consultant to the senior management of Cendant Corporation, a global provider of consumer and business services, since January 2001. Mr. Kunisch has been a director of CSX since October 1990.

Southwood J. Morcott, 67, was the Chairman and Chief Executive Officer of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit, until his retirement as CEO in April 1999 and as Chairman in April 2000. He is also a director of Johnson Controls, Inc., and of Navistar International Corporation. Mr. Morcott has been a director of CSX since July 1990.

David M. Ratcliffe, 57, is the Chairman of the Board, President and Chief Executive Officer of Southern Company, a producer and provider of electric power, having been elected as Chairman and Chief Executive Officer in July 2004 and as President in April 2004. Prior to that, he was President and Chief Executive Officer of Georgia Power Company and Executive Vice President of Southern Company, having served as President of Georgia Power from May 1999 until January 2004. Mr. Ratcliffe also serves as Chairman of the Federal Reserve Bank of Atlanta Board of Directors. Mr. Ratcliffe has been a director of CSX since January 2003.

William C. Richardson, 65, is Immediate Past President and Chief Executive Officer of the W.K. Kellogg Foundation, a major philanthropic institution. Dr. Richardson also serves as Co-Trustee of the W.K. Kellogg Trust. He is also a director of The Bank of New York Company, Inc., the Kellogg Company, and Exelon Corporation. Dr. Richardson has been a director of CSX since December 1992.

Frank S. Royal, M.D., 66, is a physician in private practice in Richmond, Virginia, and a health-care expert. He is also a director of Chesapeake Corporation, Dominion Resources, Inc., HCA Inc., Smithfield Foods, Inc., and SunTrust Banks, Inc. Dr. Royal has been a director of CSX since January 1994.

Donald J. Shepard, 59, has been Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., a holding company of insurance and insurance-related companies, since April 2002. From 1989 until April 2002, Mr. Shepard served as President and Chief Executive Officer of AEGON USA, Inc., a subsidiary of AEGON N.V. In addition, since February 1989, Mr. Shepard has served on the Board of Directors of AEGON USA, Inc. and as Chairman of that Board from 1992 to July 1999 and from May 2000 to April 2002 and has been a member of the Executive Board of AEGON N.V. since 1992. He is also a director of Mercantile Bankshares Corporation. Mr. Shepard has been a director of CSX since January 2003.

Michael J. Ward, 55, is the Chairman of the Board, President and Chief Executive Officer of CSX, having been elected as Chairman and Chief Executive Officer in January 2003 and as President in July 2002. He has served CSX Transportation, Inc., the Company’s rail subsidiary, as President since November 2000 and as President and Chief Executive Officer since October 2002. Prior to that, Mr. Ward served CSX Transportation as Executive Vice President-Operations from April through November 2000. He is also a director of Ashland, Inc. Mr. Ward has been a director of CSX since April 2002.

Director Independence
     The Board annually evaluates the independence of each of its directors and, acting through its Governance Committee, the performance of each of its directors. The Board concluded that each director acted in the interests of shareholders and the Company. In addition, the Board has determined that nine of the 10 nominees for election as directors are independent under the listing standards of the New York Stock Exchange. In making this determination, the Board considered transactions or relationships, if any, between each director or his or her immediate family and the Company or its subsidiaries, as well as the listing standards. The purpose of this review was to determine whether any such relationships or transactions were material and thus inconsistent with a determination that the director is independent.
     During its deliberations, the Board specifically considered the relationship between the Company and the Southern Company, a producer and provider of electric power. Mr. Ratcliffe, a director and a nominee, currently is the Chairman of the Board, President and Chief Executive Officer of the Southern Company. CSX Transportation , a wholly-owned subsidiary of the Company, delivers coal to generating plants operated by subsidiaries of the Southern Company. Revenue received from the Southern Company does not constitute a material part of the Company’s or Southern Company’s gross revenues.
     As a result of its review, the Board affirmatively determined, based on its understanding of any relationships or transactions, that each of the director nominees is independent, other than Mr. Ward, who is President and Chief Executive Officer of the Company.
Principles of Corporate Governance
     The Board is committed to governance principles and practices that facilitate fulfilling its fiduciary duties to shareholders and to the Company. The Board has adopted Corporate Governance Guidelines that reflect the high standards that those who deal with the Company as employees, investors, clients, customers, vendors or in other capacities can and should expect. Key corporate governance principles observed by the Board and the Company include:
•	Nomination of a slate of directors for election to the Company’s Board that is substantially independent, as that term is defined in applicable laws and stock exchange listing standards.

•	Establishment of qualification guidelines for candidates for director and review of each director’s performance and continuing qualification for Board membership.

•	Membership of the Governance, Compensation and Audit Committees comprised solely of independent directors.

•	Authority for each Board committee to retain outside, independent advisors and consultants when appropriate.

•	Adoption of a Code of Ethics, meeting applicable rules and regulations, that covers all directors, officers and employees of CSX, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller.

•	Adoption of a Policy Regarding Shareholder Rights Plans, establishing parameters around the adoption of any future shareholder rights plan, including the expiration of any such plan within one year of adoption if the plan does not receive shareholder approval or ratification.

•	Adoption of a Policy Regarding Shareholder Approval of Severance Agreements, requiring shareholder approval of certain future severance agreements with senior executives that provide for benefits in an amount exceeding a threshold set forth in the Policy.

•	Amendment of the Corporate Governance Guidelines on February 8, 2006, incorporating a policy regarding director elections. Under the amended Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Governance Committee will evaluate the tender of the resignation, taking the best interests of CSX and its shareholders into account, and will make a recommendation to the Board of Directors. The Board of Directors will then decide whether to accept the resignation within 90 days of the certification of election.
     CSX’s Corporate Governance Guidelines, Code of Ethics, the charters of each standing committee, and policies adopted by the Board are available on the Company’s Internet website (www.csx.com). Shareholders may also request a free copy of any of these documents by writing to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202.
     Any waivers of or changes to the Code of Ethics that apply to our directors or executive officers will be disclosed on CSX’s Internet website (www.csx.com). There were no such waivers or changes in 2005.
     Shareholders who wish to communicate with the Board generally, or with a particular director, may forward correspondence to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202.
     Pursuant to procedures established by the non-management directors of the Board, the Office of the Corporate Secretary will forward appropriate correspondence to the Board or a particular director. Appropriate correspondence generally includes any legitimate, non-harassing inquiries or statements. Interested parties who wish to communicate directly with non-management directors may forward correspondence to Presiding Director, CSX Board of Directors, CSX Corporation, 500 Water Street, C160, Jacksonville, Florida 32202.
Meetings of the Board and Executive Sessions
     During 2005, there were six meetings of the Board. Each director attended 75 percent or more of the meetings of the Board and the meetings of the committees on which he or she served.
     The non-management directors meet alone in executive session at each Board meeting. Non-management directors are all those who are not Company officers. These executive sessions are chaired by a Presiding Director who is an independent director selected annually by the Governance Committee. Dr. Richardson currently serves as the Presiding Director. In addition, the independent directors have periodic special meetings without management in connection with regularly scheduled Board meetings.
     While the Company does not have a formal policy regarding director attendance at Annual Meetings, the Company encourages directors to attend the Annual Meeting. Every director attended the 2005 Annual Meeting.

Committees of the Board
     CSX has five standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, the Governance Committee and the Public Affairs Committee. Each of these committees has a written charter approved by the Board of Directors, a copy of which can be found on the Company’s Internet website (www.csx.com). In addition, the Board has an Executive Committee, which is discussed below. The members of the committees are identified in the following table.

Director	Audit	Compensation	Executive	Finance	Governance	Public Affairs

Elizabeth E. Bailey	X		X			Chair
John B. Breaux					X	X
Edward J. Kelly, III	Chair		X	X
Robert D. Kunisch		X	X		Chair
Southwood J. Morcott					X	X
David M. Ratcliffe					X	X
Charles E. Rice*	X			X
William C. Richardson	X	X	X
Frank S. Royal		Chair	X		X
Donald J. Shepard		X	X	Chair
Michael J. Ward			Chair

* Retiring as director in May 2006
Executive Committee
     The Executive Committee meets only as needed and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has seven members, consisting of the Chairman of the Board, the chairs of each of the five substantive committees, and Dr. Richardson, the Presiding Director. The Committee did not meet in 2005.
Audit Committee
     The Audit Committee selects Independent Auditors and submits its choice to the shareholders for ratification. Its primary functions include oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Auditors’ qualifications and independence, and the performance of the Independent Auditors and the Company’s internal audit function.
     Specifically, the Committee retains, appoints, oversees and approves compensation of the Company’s Independent Auditors, reviews the scope and methodology of the Independent Auditors’ proposed audits, reviews the Company’s financial statements, and monitors the Company’s internal control over financial reporting by, among other things, discussing certain aspects thereof with the Independent Auditors and management. In addition, the Committee pre-approves all audit and non-audit services to be provided by the Independent Auditors as discussed under “Fees Paid to Independent Registered Public Accounting Firm – Pre-Approval Policies and Procedures.” Finally, the Committee maintains procedures for the receipt and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters. The Audit Committee charter is attached as Appendix A to this Proxy Statement.
     The Audit Committee has four members, each of whom the Board has determined to be independent pursuant to the independence standards promulgated by the New York Stock Exchange and the Securities and Exchange Commission (“SEC”). The Committee held eight meetings in 2005.
     The Board has determined that the Company has at least one audit committee financial expert, as that term is defined by SEC rules and regulations, serving on the Audit Committee. Mr. Kelly is the Committee’s financial expert and is independent pursuant to the standards promulgated by the New York Stock Exchange and the SEC. Please refer to the Report of the Audit Committee below for additional information regarding the Audit Committee.
Compensation Committee
     The primary functions of the Compensation Committee are to: (i) establish the Company’s philosophy with respect to executive compensation and benefits; (ii) periodically review the Company’s compensation practices and policies, benefit plans, and perquisites applicable to all employees and executives to ensure consistency with the Company’s compensation philosophy; (iii) assure the Company’s benefit plans, practices, programs and policies maintained for employees and directors comply with all applicable laws; (iv) in consultation with the Board, review and approve corporate goals and objectives relevant to compensation and benefits for the Chief Executive Officer, and evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, as directed by the Board, set the level of compensation of the Chief Executive Officer based on such evaluation; (v) review and recommend approval of management compensation and Company compensation plans, including benefits for key employees as determined by this Committee from time to time; and (vi) establish performance objectives for certain executives, and certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code Section 162(m). In addition, the Committee monitors the administration of certain executive and management compensation and benefit programs.
     The Compensation Committee has four members, all of whom are “outside directors” within the meaning of regulations promulgated pursuant to Internal Revenue Code Section 162(m) and are independent pursuant to the independence standards promulgated by the New York Stock Exchange. The Committee held seven meetings in 2005. Please refer to the Report of the Compensation Committee on Executive Compensation below for additional information regarding the functions and operations of the Compensation Committee.
Finance Committee
     The Finance Committee provides general oversight and review of financial matters affecting the Company, including the monitoring of corporate debt, cash flow, and liabilities for and the funding and investment policies and performance relating to assets maintained in conjunction with employee benefit plans maintained by the Company and its affiliates. This three-member Committee held four meetings in 2005.
Governance Committee
     The Governance Committee of the Board identifies individuals qualified to become board members and recommends candidates for election to the Board. In addition, the Committee develops criteria regarding director qualification and reviews and recommends changes in Board composition, committee structure, and director compensation. The Committee develops, recommends and monitors corporate governance principles and conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. The Governance Committee also reviews significant changes in corporate structure, succession in senior management, and other internal matters of broad corporate importance.
     The Committee has four members. The Committee is composed solely of independent directors pursuant to the independence standards promulgated by the New York Stock Exchange. The Committee held seven meetings in 2005.
     The Governance Committee generally identifies nominees for directors based upon outside research and suggestions from directors and officers of the Company. The Committee will also consider persons recommended by shareholders of the Company in selecting director nominees. Potential nominees suggested by shareholders will be evaluated by the Committee on the same basis as individuals identified directly by the Committee or from other sources. As a group, the Board is expected to represent a broad diversity of experience in business matters and to be able to assess and evaluate the role and policies of the Company in the face of changing conditions in the economy, regulatory environment and customer expectations. While there is not a formal list of qualifications, nominees for Board membership are expected to be prominent individuals with demonstrated leadership ability and to possess outstanding integrity, values and judgment. Nominees must be willing to devote the substantial time required to carry out the duties and responsibilities of directors. In addition, each Board member is expected to represent the broad interests of the Company and its shareholders as a group, and not any particular constituency. The Committee uses these and other relevant criteria to evaluate potential nominees.
     Shareholders who wish to recommend a director nominee must do so in accordance with the Company’s bylaws. In general, written notice of a proposed shareholder nomination must be delivered to the Company at least 90 days but no more than 120 days before the Annual Meeting. Nominations must be accompanied by a description of the proposed nominee’s qualifications and experience and his or her consent to serve if elected. Such recommendations must also indicate the nominating shareholder’s name and address and the class and number of shares that he or she owns.

Public Affairs Committee
     The Public Affairs Committee reviews and makes recommendations concerning the Company’s practices and programs designed to address important public policy issues that may impact the Company, its shareholders, and the general public. This five-member Committee held five meetings during 2005.
Directors’ Compensation
General
     During 2005, non-employee directors received an annual retainer of $75,000, at least 50 percent of which was payable in CSX stock pursuant to the CSX Corporation Stock Plan for Directors (the “Stock Plan”). The Chair of each Board committee other than the Audit Committee received an additional $10,000. The Chair of the Audit Committee received an additional $15,000, and each member of the Audit Committee also received an additional $5,000. In December 2005, each non-employee director also received a deferred grant of 2,500 shares of CSX stock, which had a market value of $122,825 based on an average price per share of $49.13 on the date of grant. Directors also are eligible to receive other compensation and benefits as discussed below.
     During 2005, each director was eligible to defer all or a portion of his or her director’s fees, including cash compensation and stock, under the CSX Directors Deferred Compensation Plan (the “Directors Plan”). Deferrals are subject to Section 409A of the Internal Revenue Code (“Section 409A”). Deferrals are credited to an unfunded account and may be invested in eight investment choices, including a CSX common stock equivalent account. These investment choices parallel the investment options offered to employees under the Company’s 401(k) plan.
     In addition, a participant may elect that in the event of a “change of control” of CSX, as defined under Section 409A, the participant will receive a lump sum payment equal to the balance credited to his or her accounts. Upon a “change of control,” as defined under the Directors Plan, amounts sufficient to pay any undistributed benefits will be placed in a trust until distributed under the terms of the Directors Plan pursuant to participants’ distribution elections. The trust is a grantor trust, and its assets are subject to the claims of CSX’s creditors.
     Deferrals of director fees and other awards earned prior to 2005 are not subject to Section 409A. Those deferrals will continue to be administered in accordance with the terms of the Directors Plan in effect as of December 31, 2004.
Stock Ownership Guidelines
     The Board has adopted Stock Ownership Guidelines to better align the interests of non-employee directors with the interests of stockholders. These guidelines require that all non-employee directors own shares of CSX. Within five years of election to the Board, a non-employee director is expected to acquire and hold an amount of CSX common stock equal in value to five times the amount of such non-employee director’s annual retainer. If the annual retainer increases, the non-employee directors will have five years from the time of the increase to acquire any additional shares needed to satisfy the guidelines. Further information on the Stock Ownership Guidelines is available on the Company’s Internet website (www.csx.com).
Charitable Gift Plan
     CSX directors elected before 2004 participate in the CSX Directors’ Charitable Gift Plan (“Gift Plan”), which is partially funded by Company-owned life insurance. Under the Gift Plan, if a director serves for five consecutive years, the Company will make contributions totaling $1 million on his or her behalf to charitable institutions designated by the director. Contributions to designated charities are made in installments, with $100,000 payable upon the director’s retirement and the balance payable in installments of $100,000 per year, starting at the time of the director’s death.

Matching Gift Plan and Other Benefits
     Directors also may participate in the CSX Directors’ Matching Gift Program (“Matching Gift Program”). The Company will match $2 for every $1 that a director contributes to organizations that qualify for support under guidelines established by CSX up to a maximum annual CSX contribution of $50,000 per director. Retired directors may participate through the end of their year of retirement.
     During 2005, 74 charitable organizations received contributions totaling $642,062 as part of the Matching Gift Program. The underlying amounts varied by director, but did not exceed $50,000 on behalf of any director.
     The Company makes available to directors personal excess liability insurance at no expense to the directors. In addition, directors are entitled to certain discounts when visiting the Company-owned resort. During 2005, the value of the excess liability insurance and the discounts described above, including reimbursement of certain related taxes, varied by director but did not exceed $11,925 for any director and $53,744 in the aggregate for all current non-employee directors.
Section 16(a) Beneficial Ownership Reporting Compliance
     The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10 percent of a class of the Company’s stock, to file certain reports of ownership and changes in ownership with the SEC. Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that the Company’s executive officers and directors complied with the SEC’s reporting requirements with respect to transactions which occurred during fiscal 2005, except that, due to an administrative oversight, Messrs. Ingram and Munoz and Ms. Fitzsimmons inadvertently failed to timely file Form 4s with respect to transactions involving the surrender of shares of restricted stock in connection with tax withholding upon vesting of restricted stock. All of these transactions were filed or corrected on subsequent amended filings.
Report of the Audit Committee
     The Audit Committee has reviewed and discussed the Company’s audited financial information with management and has discussed with the Independent Auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP, the Company’s Independent Registered Public Accounting Firm, as required by Independence Standards Board Standard No. 1. The Committee has discussed Ernst &Young’s independence with them. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005.

Audit Committee
Edward J. Kelly, III, Chair
Elizabeth E. Bailey
Charles E. Rice
William C. Richardson

Jacksonville, Florida
February 21, 2006

Five Year Cumulative Comparison Graph
The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and the Dow Jones U.S. Transportation Average Index.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CSX CORPORATION, THE S & P 500 INDEX
AND THE DOW JONES US TRANSPORTATION AVERAGE INDEX
*$100 invested on 12/31/100 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.
Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers
     The following table shows the number of shares of CSX common stock beneficially owned as of March 3, 2006, by each director, nominee for director, executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group.

Amount and Nature of Beneficial Ownership

			Shares for which
	Shares		Beneficial Ownership	Total	Percent
Name of	Beneficially		can be Acquired	Beneficial	of
Beneficial Owner[1]	Owned		within 60 Days[2]	Ownership	Class[3]

Elizabeth E. Bailey	23,355		10,000	33,355	*
Sen. John B. Breaux	3,656		0	3,656	*
Edward J. Kelly, III	11,966		0	11,966	*
Robert D. Kunisch[4]	33,598		10,000	43,598	*
Southwood J. Morcott	31,212		10,000	41,212	*
David M. Ratcliffe	10,476		0	10,476	*
Charles E. Rice[5]	38,146		10,000	48,146	*
William C. Richardson	19,879		10,000	29,879	*
Frank S. Royal	26,771		10,000	36,771	*
Donald J. Shepard	14,637		0	14,637	*

Michael J. Ward	252,000	[6]	361,601	613,601	*
Clarence W. Gooden	87,971	[6]	16,599	104,570	*
Tony L. Ingram	92,550	[6]	0	92,550	*
Oscar Munoz	77,422	[6]	0	77,422	*
Ellen M. Fitzsimmons	58,401	[6]	1,333	59,734	*

Executive officers as a group[7]	595,745		395,320	991,065	*
(a total of 6 including those named above)
and all directors and nominees

AXA Financial, Inc.[8]	20,415,957				9.4%
1290 Avenue of the Americas
New York, NY 10104

1.	Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and also have investment power except with respect to certain shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 3, 2006.

2.	Represents shares under options exercisable within 60 days.

3.	Based on 220,582,789 shares outstanding on March 3, 2006, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.

4.	Mr. Kunisch’s ownership includes 1,014 shares of stock held in a limited partnership in which Mr. Kunisch owns an interest.

5.	Retiring as of May 3, 2006.

6.	The ownership of Mr. Ward includes 62,858 shares owned by his wife. The ownership of Mr. Gooden includes 17,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan and 17,429 shares held in a family member’s trust over which he has voting and investment power. The ownership of Mr. Ingram includes 20,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan. The ownership of Mr. Munoz includes 15,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan. The ownership of Ms. Fitzsimmons includes 32,465 restricted shares of stock granted under the CSX Omnibus Incentive Plan.

7.	This entry includes ownership by executive officers including those named above.

8.	Information reported is derived from a Schedule 13G prepared by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group, acting as a parent holding company, AXA, as a parent holding company, and AXA Financial, Inc., as a parent holding company of Alliance Capital Management, L.P., AXA Equitable Life Insurance Company, and Frontier Trust Company (Advest Trust), dated February 14, 2006, and filed jointly with the SEC. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 11,067,254 shares, shared power to vote or direct the vote of 2,630,731 shares, the sole power to dispose of or to direct the disposition of 20,401,787 shares, and shared power to dispose of or to direct the disposition of 14,170 shares.
Executive Compensation
     The individuals named below include the Company’s Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the last day of the fiscal year ending December 30, 2005.
Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
				Other	Restricted	Securities		All
Name and				Annual	Stock	Underlying		Other
Principal				Compens-	Award(s)	Options/	LTIP	Compen-
Position	Year	Salary($)	Bonus ($)	ation($)[1]	($)[2]	SARs (#)[3]	Payouts($)[4]	sation($)[5]

Michael J. Ward	2005	947,792	1,832,000	104,735	0	—	19,794,390	7,375
Chairman, President	2004	850,000	850,000	416,594	0	0	0	26,500
and CEO	2003	808,333	0	2,057	0	400,000	0	40,693
Clarence W. Gooden	2005	445,921	721,875	4,219	0	0	7,125,980	13,413
Executive Vice President	2004	357,867	300,000	3,135	0	0	0	12,736
and CCO	2003	285,700	0	—	0	30,000	0	8,249
Tony L. Ingram	2005	483,174	619,500	2,912	0	0	7,125,980	9,093
Executive Vice President	2004	358,696	260,000	19,552	759,000	0	0	287,819
and COO CSX Transportation,Inc.[6]	2003	—	—	—	—	—	—	—
Oscar Munoz	2005	546,513	835,313	1,409	0	0	7,125,980	16,988
Executive Vice President	2004	500,000	385,000	801	0	0	0	141,000
and CFO[7]	2003	329,545	0	5,238	803,625	125,000	0	154,436
Ellen M. Fitzsimmons	2005	406,929	528,000	—	779,823	0	2,375,327	266,595
Senior Vice President-	2004	341,667	230,000	—	0	0	0	8,229
Law & Public Affairs and Corporate Secretary	2003	290,833	0	2,206	0	50,000	0	6,387

1.	This column includes, among other amounts, the aggregate incremental cost to the Company of providing personal benefits to the named executive officers for each of the last three years. These personal benefits include personal use of Company aircraft by Mr. Ward ($68,850 in 2005 and $64,216 in 2004). The Company requires the CEO to use Company aircraft for personal as well as business travel. None of the other named executive officers received personal benefits is excess of $50,000.

For 2004, the amount reported for Mr. Ward also includes $319,730 distributed from a deferred compensation program available to executives only during 1985, 1986, 1988, and 1989.

2.	The values shown in this column are based on the average of the high and low price of CSX stock on the New York Stock Exchange on the respective dates of grant. As of December 30, 2005, the aggregate number of restricted shares of CSX stock held by each of the named executive officers and the dollar value of such shares based on the average of the high and low price of CSX stock on the New York Stock Exchange on that date was as follows: Mr. Ward, 165,000 shares, which vested on February 13, 2006 ($8,385,300); Mr. Gooden, 17,000 shares ($863,940), Mr. Ingram, 20,000 shares ($1,016,400); Mr. Munoz, 15,000 shares ($762,300); and Ms. Fitzsimmons, 32,465 shares ($1,649,871). Messrs. Ward, Gooden, Ingram and Munoz and Ms. Fitzsimmons are entitled to receive dividends during the restriction period of their respective awards.

3.	This column reflects the number of CSX shares underlying employee stock options granted in 2003. Stock options were not granted in 2004 or 2005. Stock appreciation rights (“SARs”) were not granted in 2003, 2004 or 2005.

4.	This column represents the dollar value, calculated based on the average of the high and low share price of CSX common stock on the last day of the 2005 fiscal year, of performance units earned under the Long-Term Incentive Program (“LTIP”) for the multi-year award cycle completed at the end of fiscal 2005. Except to the extent that cash amounts exceeded limits in the CSX Omnibus Incentive Plan, all performance units under the LTIP were paid fifty percent in cash and fifty percent in CSX shares. The LTIP payout is primarily based on CSX’s exceeding a two-year cumulative modified cash flow performance target for the 2004-2005 cycle, as discussed under “Report of the Compensation Committee on Executive Compensation — Long-Term Incentives.”

5.	Amounts shown for 2005 include the Company’s matching contributions made in conjunction with deferrals of salary or bonuses to the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies and the CSX Executive Deferred Compensation Plan (Mr. Ward, $6,375; Mr. Gooden, $12,413; Mr. Ingram, $8,493; Mr. Munoz, $15,988; and Ms. Fitzsimmons, $5,571) and the value of a stock award of 5,155 shares made on December 22, 2005 (Ms. Fitzsimmons, $259,941).

6.	Mr. Ingram started his employment with CSX Transportation in March 2004.

7.	Mr. Munoz started his employment with the Company in May 2003.
Stock Option/SAR Grants
     The Company did not make any stock option or SAR grants during 2005.
Stock Options
     The following table reflects the number of stock options exercised by the named executives in 2005, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that have exercise prices lower than the fair market value of CSX stock.
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities Underlying		Value of Unexercised In-the-
	Shares Acquired on		Unexercised Options/SARs At		Money Options/SARs At
	Exercise	Value Realized	Fiscal Year-End (#)		Fiscal Year-End($)[1]
Name	(#)	($)	Exercisable	Unexcercisable	Exercisable	Unexercisable

Michael J. Ward	62,460	1,126,976	286,601	699,999	2,726,370	9,850,928
Clarence W. Gooden	60,510	755,330	42,268	73,365	176,677	1,037,754
Tony L. Ingram	0	0	0	0	0	0
Oscar Munoz	0	0	0	125,000	0	2,334,375
Ellen M. Fitzsimmons	0	0	54,785	87,165	655,869	1,369,558

1.	Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grants and $50.82, the average of the high and low price of CSX stock on the New York Stock Exchange on December 30, 2005.

Pension Plans
     The following table sets forth the estimated annual single life annuity benefit payable, before offsets for Social Security and Railroad Retirement benefits, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement from active employment at age 60 after selected periods of service and in specified compensation groups.
Pension Table

Average Compensation
During Five Consecutive
Years of Highest Pay	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	44 Years
$200,000	$45,000	$60,000	$75,000	$90,000	$105,000	$120,000	$132,000
400,000	90,000	120,000	150,000	180,000	210,000	240,000	264,000
600,000	135,000	180,000	225,000	270,000	315,000	360,000	396,000
800,000	180,000	240,000	300,000	360,000	420,000	480,000	528,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000	660,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000	792,000
1,400,000	315,000	420,000	525,000	630,000	735,000	840,000	924,000
1,600,000	360,000	480,000	600,000	720,000	840,000	960,000	1,056,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000	1,188,000
     Retirement benefits from qualified and non-qualified non-contributory pension plans of CSX and certain of its subsidiaries (“Pension Plans”) are based on length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, and certain bonuses or similar awards for personal services rendered in a position that is not subject to a labor agreement. Compensation items listed in the Summary Compensation Table covered by the Pension Plans are base salary and bonus.
     For employees hired before January 1, 2003, benefits are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of covered service. The formula also takes into account benefits payable under the Social Security and Railroad Retirement Acts attributable to service by the participant for the employer. The Pension Plans provide for retirement from active employment commencing at age 60 without diminution of benefits. Retirement from active employment beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans are eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum of total service.
     As of December 31, 2005, the individuals named in the Summary Compensation Table had the following credited years of service under the Pension Plans: Mr. Ward, 38 years; Mr. Gooden, 34 years; Mr. Ingram, 36 years; Mr. Munoz, 2 years; and Ms. Fitzsimmons, 14 years.
     The Pension Plans permit the Chief Executive Officer and a limited number of other key executives named by him to receive the unfunded portion of their pensions in a lump sum payment. Messrs. Ward and Gooden have the ability to take the lump sum payment under that provision. Currently there is no plan to make this option available to other executives. The amount of the payment is calculated as an actuarial present value, using an interest rate set periodically by the Finance Committee, which currently is five percent.
     The amounts in the table have not been restricted to the maximum annual retirement benefit that may be paid under qualified plans under the Internal Revenue Code, which is $175,000 for 2006. Also, in calculating a participant’s benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be taken into account. That limit is $220,000 for 2006. Pension amounts in excess of such limitations are payable from the Company’s non-qualified Special and Supplemental Plans. The Company is not required to maintain reserves for such plans absent a Change of Control as defined thereunder.
     Employees who become eligible to participate in the Pension Plans on or after January 1, 2003, generally accrue pension benefits under a cash balance formula. This formula is intended to produce benefits generally comparable to those in the table set forth above. Benefits accrued under the formula are expressed in the form of a hypothetical account balance. Each month a participant’s hypothetical cash balance account is increased by (1) a Pay Credit (a percentage of each participant’s eligible pay for that month based on the sum of the participant’s age and years of service), and (2) interest credits based on the participant’s account balance as of the end of the prior month. Interest is credited on a monthly basis using the 10-year Treasury bond rate. Vested pension benefits under the cash balance component may be distributed as a lump sum or as an annuity upon termination of employment or retirement. Pension amounts in excess of Internal Revenue Code limitations are payable from the non-qualified Special and Supplemental Plans. Messrs. Munoz and Ingram are the only named executive officers covered by the cash balance formula.
     Pursuant to the terms of his employment arrangement, Mr. Ingram is eligible for an unfunded pension benefit under the terms of the Company’s traditional defined benefit formula. This benefit is calculated using prior credited service earned at Norfolk Southern Railway Company and covered compensation using CSX base pay and bonus. In addition to offsets for Social Security and Railroad Retirement benefits, the amount of Mr. Ingram’s pension benefit is offset by pension benefits paid to Mr. Ingram from Norfolk Southern pension plans and his cash balance benefit described above.
Equity Compensation Plan Information
     The following table sets forth information about the Company’s equity compensation plans as of December 30, 2005:

	Number of securities to be		Number of securities
	issued upon exercise of	Weighted-average exercise	remaining available for future
	outstanding options, warrants	price of outstanding options,	issuance under equity
Plan category	and rights (000s)	warrants and rights	compensation plans (000s)[1,2]

Equity compensation plans approved by security holders	16,381	$40.35	7,384
Equity compensation plans not approved by security holders	607	$44.85	—
Total	16,988		7,384

1.	The number of shares remaining available for future issuance under plans approved by shareholders includes 592,703 shares available for stock option grants, payment of director compensation, and stock grants pursuant to the CSX Stock Plan for Directors; and 6,791,492 shares available for grant in the form of stock options, performance units, restricted stock, stock appreciation rights, and stock awards pursuant to the CSX Omnibus Incentive Plan.

2.	The 1990 Stock Award Plan (“1990 Plan”) is the only CSX equity compensation plan that has not been approved by shareholders. The 1990 Plan became effective September 12, 1990. Its purpose is to further the long term stability and financial success of CSX by rewarding selected meritorious employees with awards of Company stock. Each stock award and grant of options under the 1990 Plan must be approved or ratified by the Board.
Employment, Change of Control and Similar Agreements
Change of Control Agreements
     The Company has traditionally provided change of control employment agreements (“Employment Agreements”) for certain key executives. On December 30, 2004, the Company entered into revised Employment Agreements with each of the named executive officers and other members of senior management. The Employment

Agreements are effective only upon consummation of a change of control, and generally have no effect on any other employment agreement or arrangement an officer may have with the Company.
     Each revised Employment Agreement has an initial two or three-year term, subject to annual one-year extensions on each anniversary date unless the Company gives the executive 60 days prior notice that the term will not be extended. In addition, the Company may end the term on an earlier date if the Company gives the executive at least one year’s advance notice. All Employment Agreements with named executive officers are three year agreements.
     Upon consummation of a transaction resulting in a “Change of Control,” each Employment Agreement provides for a minimum two or three-year term of employment and sets forth the specific terms of employment, including annual and incentive compensation, participation in employee pension benefit and welfare plans, fringe and other benefits.
     Following a “Change of Control,” the Agreements generally provide that if the executive is terminated by the Company other than for “Cause” or “Disability,” or if the executive terminates employment for “Good Reason” or “Constructive Termination” then the executive will receive: (i) a payment in cash of (a) the executive’s salary, bonus and vacation through the date of termination to the extent not paid, (b) two or three times the sum of the executive’s annual salary and bonus (the higher of the highest bonuses paid for the prior three calendar years or the most recently established target bonus), and (c) in some cases, an amount equal to the actuarial equivalent of the value of three additional years of service under the Company’s Pension Plans; and (ii) eligibility for certain employee or fringe benefits for up to two or three years after the employee’s termination date. If any payment pursuant to the Agreement is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive will usually receive an additional payment in an amount equal to such excise tax, which may be grossed up for taxes.
     Under the Employment Agreements, certain executives (including each of the named executive officers) also have a right to terminate employment for any reason and trigger the above benefits for a 30-day period within certain windows after a Change of Control. If the executive is terminated for “Cause” or “Disability” or dies, the executive will receive: (i) a payment in cash of the executive’s salary, bonus and vacation through the date of termination to the extent not paid, and (ii) any other benefits to which the executive is entitled under any plan, program, policy or practice.
Employment Agreements
     In 2001, the Company and Mr. Ward entered into an employment agreement that expired, in accordance with its terms, in February 2006. The agreement provided for a minimum base salary and an annual bonus opportunity and included an award of 165,000 shares of restricted stock as an incentive to remain with the Company. The stock award vested upon expiration of the agreement.
     In addition, in 2002, the Company and Mr. Ward entered into an agreement that addresses the disparity in retirement and spousal benefits between Social Security and Railroad Retirement benefits resulting from the transfer of Mr. Ward’s employment from CSX Transportation to CSX Corporation. While the CSX Pension Plan provides a make-up benefit for employees who are affected by such a transfer, it does not cover the entire difference. This agreement is intended to put Mr. Ward in the same position as he would have been in had he not been transferred.
     Pursuant to an agreement entered into in 2003, Mr. Munoz is employed as Executive Vice President and Chief Financial Officer of the Company. The agreement provides for an annual base salary of no less than $500,000. The agreement also provides for an annual target bonus of 90% of his base salary. Mr. Munoz received an initial stock option grant of 125,000 shares, which vest ratably over five years. In addition, Mr. Munoz was granted 25,000 shares of restricted stock that vest at the rate of 5,000 shares on the first, second and third anniversary of his employment. The last 10,000 shares vest on the fourth anniversary. Since the date of the restricted stock award, 10,000 shares have vested. Mr. Munoz was also provided a signing bonus of $250,000, with one half payable in May 2003 and the balance in May 2004. Mr. Munoz is also entitled to participate in employee benefit plans and to receive perquisites generally made available to senior executives of the Company.
     The agreement provides that if Mr. Munoz is terminated by the Company other than for cause or disability on or before May 5, 2006, Mr. Munoz will be paid a severance benefit equal to two times the sum of his annual base salary plus the bonus for the year of termination, and any unvested options will vest immediately. If Mr. Munoz is terminated by the Company other than for cause or disability from May 6, 2006 through May 6, 2008, Mr. Munoz will be paid a severance benefit equal to two times his then annual base salary, and any unvested options will vest immediately. If Mr. Munoz is terminated by the Company after May 6, 2008, Mr. Munoz will receive a lump sum severance benefit in the amount equal to his then annual base salary. If Mr. Munoz voluntarily terminates his employment with the Company before the end of the agreement, the Company shall have no further obligations other than to pay any accrued obligations to Mr. Munoz within 30 days of termination and any vested accrued benefits he has earned under the Company’s employee benefit plans.
     Pursuant to an agreement entered into in March 2004, Mr. Ingram is employed as Executive Vice President and Chief Operating Officer of CSX Transportation. The agreement provides for an annual base salary of no less than $450,000 and an annual target bonus of 90% of his base salary. Mr. Ingram also received a $250,000 signing bonus and a 25,000 share restricted stock grant. The restricted stock vests at the rate of 5,000 shares on the first, second and third anniversary of his employment. The last 10,000 shares vest on the fourth anniversary. Since the date of the restricted stock award, 5,000 shares have vested. Mr. Ingram also participated in the Company’s 2004/2005 Long-Term Incentive Program. Mr. Ingram is also entitled to participate in employee benefit plans and to receive perquisites generally made available to senior executives of the Company.
     If Mr. Ingram is terminated by the Company for other than cause or disability between March 14, 2006 and March 14, 2009, the Company will pay him an amount equal to two times his base pay and any remaining unvested restricted stock granted on the date of his employment will vest. If Mr. Ingram is terminated by the Company after March 14, 2009, the Company will pay him a severance payment equal to one year’s base pay. If Mr. Ingram voluntarily terminates his employment with the Company before the end of the agreement, the Company shall have no further obligations other than to pay any accrued obligations to Mr. Ingram within 30 days of termination and any vested benefit he has earned under the Company’s employee benefit plans.
Other Agreements
     The Company also maintains nonqualified deferred or equity based compensation plans for the benefit of its executives and certain other employees. In December 2004, the Board amended these plans and approved mirror plans to preserve the deferred taxation of benefits as intended by the plans as a result of Section 409A. The terms of such plans will be finalized during 2006 based on guidance provided by the Internal Revenue Service and Treasury Department under Section 409A.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
     The Compensation Committee oversees CSX’s compensation plans and policies, administers its stock plans, and annually reviews and approves all compensation decisions relating to executive officers, including those for the Chairman and Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The Committee submits its decisions regarding compensation for the Chairman and Chief Executive Officer to the independent Directors of the Board for ratification.
     The Compensation Committee’s Charter, which is established and periodically reviewed by the Board, sets forth these responsibilities. The Committee’s membership is determined by the Board. The Committee is composed entirely of independent Directors. There were seven meetings of the Committee in 2005, one of which involved executive sessions with no CSX employees present.
     The Committee’s work is supported by the Executive Compensation group in the Company’s Human Resources Department and, in accordance with the Committee’s Charter, the Committee has engaged an independent compensation consultant, who does not advise the Company, to advise the Committee on all matters related to Chief Executive Officer and other executive compensation. The independent compensation consultant generally attends all Committee meetings where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for executive officers is addressed or approved. In addition, the Committee has the authority to engage the services of additional outside advisors, experts and others to assist the Committee.
Overview of Compensation Philosophy and Objectives
     The Committee members believe that the quality, skills and dedication of the senior executive officers of the Company are critical factors affecting the long-term value of the Company. Key compensation goals are designed to: attract talented, motivated, highly-performing executives; retain key leaders; reward past performance; incent future performance; and align the long-term interests of executives with those of CSX’s investors. The Committee uses a variety of compensation elements to achieve these goals, including base salary, short- and long-term incentives, employee benefits, and perquisites. Compensation decisions are made within the context of three guiding principles: (i) total compensation for executives should be competitive with compensation for comparison companies, (ii) a substantial portion of the total compensation should be at risk and consist of performance-based cash and equity incentives that link to Company financial and non-financial results, and (iii) a significant portion of each executive officer’s total compensation should be linked directly to achieving results that create shareholder value.
     Decisions regarding senior executive officer compensation are primarily based upon an assessment of each senior executive officer’s leadership performance and potential to enhance long-term shareholder value. The Committee members rely upon their judgment about each individual—and not on rigid guidelines or formulas, or short-term changes in business performance—in determining the amount and mix of the compensation elements for each senior executive officer. Key factors affecting Committee judgments include: the executive’s contribution to the Company’s performance in the area of safety; the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year; the nature, scope and level of the executive’s responsibilities; the executive’s contribution to the Company’s financial results; the executive’s effectiveness in leading Company initiatives to increase customer service, productivity, cash flow and profitability; the executive’s contribution to the Company’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable law and CSX ethics policies; and the executive’s commitment to corporate citizenship.
     In determining executive officer compensation for 2005, the Committee used market data regarding the compensation paid for similar positions by other large companies with annual revenues ranging from $6 billion to $10 billion, as provided through surveys conducted by nationally recognized independent compensation consulting firms. These comparison companies included a broad cross-section of companies that can be expected to compete directly with the Company for employees, investors and business. Because the job market for the Company’s executives is not limited to the Company’s industry, and because the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns, the comparison group is not the same as the peer group index in the Five Year Cumulative Comparison Graph included in this Proxy Statement.
     Decisions concerning the specific compensation elements and total compensation paid or awarded to CSX’s senior executive officers, including the Chief Executive Officer, in 2005 were made within this framework and after consultation with the Committee’s independent compensation consultant. The Committee members also considered each executive’s current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance, compensation paid to the executive’s peers and the total compensation potentially payable to, and all of the benefits accruing to, the executive, including (1) supplemental pension benefits, (2) the accumulated potential value of prior equity-based grants, (3) dividend-equivalent payments payable on restricted and performance-based equity grants, and (4) the amount and type of perquisites. In all cases, the specific decisions involving 2005 total senior executive officer compensation were ultimately based upon the Committee’s judgment about the individual executive’s performance and potential future contributions—and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.
Components of Compensation
     The total compensation plan for executive officers during 2005 was composed of four key elements: (1) base salary; (2) perquisites; (3) short-term incentives; and (4) long-term incentives. In addition, the executive officers participated in the Company’s employee benefit plans for which they were eligible.
     In establishing and administering each of these elements, the Committee considers current market data regarding the compensation paid for similar positions by the comparison companies, achievement against Company financial and non-financial objectives, and individual performance objectives that are established for each performance period by the Committee. The Committee’s intent is to provide total direct compensation packages for executive officers approximating the 65th percentile of the total compensation paid for similar positions by the comparison companies, when competitive performance results are achieved. The Company’s total compensation components are described below.
     1. Base Salary. The Committee determines a salary for each executive officer and certain other executive officers based upon the Committee’s assessment of the individual’s performance and contribution to the Company’s performance goals. Base salaries for 2005 generally were targeted to be at the 50th percentile of salaries paid for similar positions by the comparison companies. Base salaries of executive officers are reviewed in February of each year with adjustments, if any, based upon the then-current market data for the comparison companies, individual executive performance and the executive’s contributions to the Company.
     2. Perquisites. The Company provides senior executive officers with a perquisites allowance of $15,000 each year, which the Committee believes to be reasonable, competitive and consistent with the Company’s overall executive compensation program. Key executives throughout the Company, including the Named Executive Officers, receive perquisites including executive physicals and discounts at the Company-owned resort. In addition, officers designated by the Board of Directors as Section 16(b) officers, pursuant to the Securities Exchange Act of 1934, are entitled to financial advisory services paid for by the Company. Senior executive officers may also use Company aircraft for personal travel on a limited basis. Pursuant to an executive security program, the Committee requires the Chief Executive Officer to use Company aircraft for all air travel, whether personal or business and believes the requirement to be in the Company’s business interest. The Committee believes the security costs relating to the policy described in this paragraph are legitimate business expenses, but recognizes that these costs may be viewed as personal benefits. In the interests of full disclosure, the Company is treating all of these costs as personal benefits for executives and has reported them as such in the “Other Annual Compensation” column in the table on page 18.
     3. Short-Term Incentives. The short-term compensation incentives available for executive officers of the Company are composed of annual cash incentive bonuses and, in certain circumstances, additional discretionary bonuses in recognition of exceptional strategic contributions and performance. These short-term incentives are established and awarded with the objective of bringing total annual cash compensation (base salary plus bonus) to approximately the 75th percentile of the comparison companies, assuming achievement of competitive performance levels.

     Named Executive Officers, including the Chief Executive Officer, are awarded annual cash incentive bonuses under the Company’s shareholder-approved Senior Executive Incentive Plan (“SEIP”) based on Company operating income results. The bonus is generally determined by an individual targeted bonus opportunity but shall not exceed the lesser of (1) $3,000,000 or (2) 0.3% of operating income for the Chief Executive Officer or 0.2% of operating income for participants other than the Chief Executive Officer. The Committee has the authority, in its sole discretion, to determine bonus awards under the SEIP to reflect factors including (1) the impact of unplanned events; (2) performance below other financial or strategic objectives (including earnings per share, the Company’s operating ratio, operating income and cash available to the Company, and the performance of the Company’s subsidiaries); and (3) an executive’s individual performance based on such factors as the Committee deems appropriate. Based on 2005 operating income, the Named Executive Officers achieved payment levels consistent with the levels achieved under the Management Incentive Compensation Plan (“MICP”), as described below.
     Most management employees of the Company are awarded annual cash incentive bonuses under the MICP.Awards are based on the Committee’s evaluation of the achievement of operating income targets and strategic initiatives, along with an evaluation of management’s performance and such other objective measures as the Committee deems appropriate. For 2005, qualifying employees of the Company and its subsidiaries and affiliates each were generally eligible to receive a cash incentive bonus under the MICP at a 150% funding level.
     4. Long-Term Incentives.The Committee establishes long-term incentives with the objective of having “Total Direct Compensation” at approximately the 65th percentile of comparison companies, assuming management achieves competitive performance levels. Total Direct Compensation is base salary plus short- and long-term incentives. The long-term incentive compensation opportunity granted to each executive officer, including the Chief Executive Officer, is based upon competitive market levels for similar positions at comparison companies.
     In the last several years, there has been considerable public debate about the use of stock options for long-term incentives, and there have been new accounting requirements for expensing stock options. In this context, the Committee considered stock options as well as a number of other alternatives for long-term incentives.
     As a result, beginning in 2004, the Committee began awarding performance units to employees, including the named executive officers. The Committee did not grant stock options to the named executive officers in either 2004 or 2005. In making the change to performance units, the Committee sought to create a more direct performance link between management’s actions and long-term rewards, while providing incentives at approximately the same levels and cost to the company as stock options.
     Specifically, in February 2004, the Board approved a Long-Term Incentive Program (the “2004-2005 LTIP”) administered under the CSX Omnibus Incentive Plan (the “COIP”). This two-year program expired on December 30, 2005 and was intended to enhance the linkage of executive compensation with increased stock price and to emphasize performance factors more directly within management’s control, specifically Modified Free Cash Flow, as defined below. The value of the performance units has been reflected as a compensation expense in the Company’s financial statements. In addition, the 2004-2005 LTIP encouraged executive retention. Awards were subject to forfeiture if an executive’s employment terminated before payout for a reason other than death, disability, or retirement.
     The Committee in the 2004-2005 LTIP established a target award of performance units for each of the named executive officers. Depending upon the Company’s performance over the two-year period, actual awards could range from 0 percent of the target award to 200 percent of the target award if the Company’s performance exceeded established performance targets.
     The Committee selected two-year cumulative Modified Free Cash Flow (“MCF”) as the primary performance target for the 2004-2005 LTIP. The Committee believed that during the program period MCF would have a high correlation with the Company’s overall financial position and stock price. The awards to named executive officers also were subject to an upward or downward adjustment based on the achievement of certain operating ratio targets, and the Compensation Committee had discretion to reduce awards based on its assessment of management’s achievement of established strategic goals.

     Under the 2004-2005 LTIP, the Committee defined MCF as operating income, plus depreciation, minus certain capital expenditures. MCF did not include cash flows from business unit sales, real estate sales, taxes, and working capital. MCF contemplated a specified level of capital expenditures being made, and they were. In evaluating performance under the 2004-2005 LTIP, the Committee excluded discretionary capital spending for supplemental locomotive purchases to meet new demand and also excluded recoverable costs associated with Hurricane Katrina in excess of the insurance deductible.
     Over the two-year performance period, MCF increased approximately 56 percent. As shown in the Five Year Cumulative Comparison Graph on page 16, the total cumulative shareholder returns for the Company increased by 44 percent over the same period. Attainment of this MCF measure resulted in a payout in excess of each of the named executive officer’s target payout as reported in the “Long-Term Incentive Awards” table in the Company’s 2005 proxy statement but within the range reported in the same proxy statement. In addition, based on a cumulative operating ratio target multiplier, this payout percentage increased.
     However, as a result of management’s performance relative to certain strategic goals, the Compensation Committee exercised its discretion to reduce the amount otherwise payable to the named executive officers. The Committee paid awards 50 percent in cash and 50 percent in CSX shares, except to the extent the cash portion of the payout would have exceeded the cap under the COIP, in which case the Committee awarded additional shares of CSX stock in lieu of cash.
     The Committee believes the performance-based awards under the 2004-2005 LTIP delivered successful alignment with shareholder goals. The Committee also believes that the incentives received by executives under the 2004-2005 LTIP were at approximately the same levels as stock options would have delivered during the same period.
     From time to time, the Committee awards shares of restricted stock. Generally, the Committee makes such awards in connection with attracting and, through the use of multi-year vesting schedules, retaining certain executive officers. The Committee believes that restricted stock awards and performance units payable in shares of CSX stock also support the Committee’s executive stock ownership guidelines and align the interests of executives with those of shareholders.
Stock Ownership Guidelines
     The Committee believes that to link the interests of executive officers to those of the Company’s shareholders, it is important that executive officers own a significant amount of the Company’s stock. The Committee has established the following formal stock ownership guidelines. These guidelines are generally at or above the stock ownership guidelines of the comparison companies. Officers must retain 100% of net shares issued until the guidelines are achieved, and may dispose of shares held in excess of the guidelines. However, senior executives must retain 50% of new net shares issued after the guidelines are achieved, until retirement or termination. All of the Named Executive Officers have met these ownership guidelines.

Position	Minimum Value
Chief Executive Officer	6 times base salary
Executive Vice Presidents	4 times base salary
Senior Vice Presidents	3 times base salary
Vice Presidents and Equivalent	1 times base salary
Basis for Compensation of Chief Executive Officer
     For 2005, the Committee paid Mr. Ward $947,792 in salary, and a cash bonus of $1,832,000 under the SEIP described above. Mr. Ward also received in 2005 a payout of $19,794,390 (in cash and stock) under the 2004-2005 LTIP described above. With the exception of base salary, substantially all of Mr. Ward’s total compensation is performance-based.
     The Committee based its decisions on its assessment of Mr. Ward’s performance, measured in the context of the financial, strategic, and operational objectives approved by the Committee in February 2005. This assessment included a review of significant accomplishments and strong business performance in a dynamic environment, as well as stock price performance during 2004 and 2005.
     In the Committee’s view, the overall performance and leadership provided by Mr. Ward, as Chief Executive Officer, was excellent for the following reasons: his role in leading the Company to strong financial results that met the financial targets established for him in the beginning of 2005; his leadership in driving consistent, continuous improvement in operating performance in the context of challenges from high demand and the impact of Hurricane Katrina on the employees and infrastructure in the Gulf Coast region and its implications for rail gateways throughout the central United States; his leadership in driving revenue initiatives and building structured cost-saving processes; his completion of a strategy to change CSX’s portfolio of businesses to enhance long-term investor value and focus on core Surface Transportation businesses; his actions to ensure that the Company has a strong capital structure and cash flow; his development of infrastructure strategies for key regions; his drive to improve CSX’s contributions as a community citizen, including public safety and security; his actions in making the Company a leader in integrity, transparency and corporate governance; and his leadership in the industry as Chairman of the American Association of Railroads at a time of significant evolution for rail transportation.
     Given these factors, the Committee considered this total compensation appropriate. In addition, the independent compensation consultant retained by the Committee reviewed the Committee’s decision and determined that the total compensation provided to Mr. Ward and the other Named Executive Officers was reasonable and appropriate.
Policy on Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that the Company may deduct for compensation paid to the Chief Executive Officer (or anyone acting in such capacity) and the four highest compensated officers (other than the Chief Executive Officer) who are employed on the last day of the year. However, performance-based compensation, paid under a plan that has been approved by shareholders, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)). The SEIP and the COIP were approved by the shareholders of the Company in 2000. The shareholders’ reapproval of the COIP under Section 162(m) is being sought as explained in Item 3 of this Proxy.
     The Committee and the Board have considered these requirements. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Committee in light of the Company’s overall compensation philosophy and objectives. The Company’s compensation program for executive officers has both objective and discretionary elements. Generally, the Committee wishes to maximize the Company’s federal income tax deductions for compensation expense and has, therefore, structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m).
     However, the Committee believes that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Committee and/or may be in the best interests of the Company and its shareholders. The Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible under Section 162(m). The Committee believes that the compensation of executive officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Company’s performance and total returns to its shareholders.

Compensation Committee
Frank S. Royal, M.D., Chairman
Robert D. Kunisch
William C. Richardson
Donald J. Shepard

Jacksonville, Florida — February 7, 2006

Item 2: Ratification of Independent Registered Public Accounting Firm
     The Audit Committee of the Board appointed the firm of Ernst & Young LLP as Independent Registered Public Accounting Firm (the “Independent Auditors”) to audit and report on CSX’s financial statements for the fiscal year 2006. Action by shareholders is not required by law in the appointment of independent accountants. If shareholders do not ratify this appointment, however, appointment will be reconsidered by the Audit Committee.
     Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.
Fees Paid to Independent Registered Public Accounting Firm
     Ernst & Young LLP served as the Independent Auditors for the Company in 2005. Approximate fees paid to Ernst & Young LLP are as follows:

	2005	2004*
Audit Fees:	$2,768,000	$4,403,000
Include fees associated with the integrated audit, testing internal controls over financial reporting (SOX 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits and other attestation services related to regulatory filings.

Audit Related Fees:	$234,000	$412,000
Principally include audits of employee benefit plans and subsidiary audits.

Tax Fees:	$4,000	$251,000
Include fees for tax compliance, expatriate tax compliance, tax advice and tax planning.

All Other Fees:	$9,000	$15,000
Include fees for a subscription to an accounting research tool. The Audit Committee has concluded that the services covered under the caption “All Other Fees” are compatible with maintaining Ernst &Young’s independent status.

* 2004 fees were adjusted from prior year disclosure to reflect final billing of 2004 audit services.
Pre-Approval Policies and Procedures
     The Audit Committee is responsible for the approval of all services performed by Ernst & Young LLP. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services.
The Board of Directors unanimously recommends that the shareholders vote “FOR” this proposal.

Item 3: Company Proposal Regarding Reapproval of the CSX Omnibus Incentive Plan
     The Company provides incentives to increase shareholder value and to attract, motivate and retain the most highly qualified employees. The CSX Omnibus Incentive Plan (“COIP”) gives the Company the ability to provide incentives through issuance of cash, stock, restricted stock, stock options, and other stock-based awards.
     The COIP is designed to allow the grant of awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code so that compensation paid under the awards will be deductible for federal income tax purposes. This is consistent with the Compensation Committee’s philosophy and objectives as described in its report that begins on page 24.
     Shareholders approved the COIP at the 2000 annual meeting. Shareholders must reapprove the material terms of the COIP to meet the conditions for the Company to continue to grant awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.
     The following paragraphs summarize the material terms of the COIP, including the COIP’s provisions regarding eligibility, the types of awards that may be made, the performance criteria that may be applied to awards and the limits on the benefits that may be paid to an individual participant. The summary is qualified in its entirety by reference to the full text of the COIP. Shareholders may request a free copy of the COIP by writing to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202. Except for a change made in conjunction with Code Section 409A to provide that any deferrals permitted under the COIP will be made under the CSX Deferred Compensation Plan, a change in connection with FASB 123-R eliminating cash settlements in the event of a change in control, and other changes concerning the accounting treatment of the Plan, the terms of the COIP submitted for reapproval by the shareholders are the same as those approved in 2000.
General
     The COIP provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, stock appreciation rights and dividend equivalents (collectively, “Incentive Awards”). Only present and future employees of CSX and its Subsidiaries, a Foreign Affiliate or an Affiliate are eligible to receive Incentive Awards under the COIP.
Stock Subject to COIP; Adjustments
     The Board has reserved a total of 6 million shares of common stock, plus any shares of common stock that represent awards granted under any prior plan of CSX that are forfeited, expire or are cancelled without delivery of shares, for issuance under the COIP. If an Incentive Award expires or terminates unexercised or is forfeited, or if any shares are surrendered to CSX in connection with an Incentive Award, the shares subject to such award and the surrendered shares will become available for further awards under the COIP. Any shares that are issued under the Senior Executive Incentive Plan will reduce the maximum number of shares available for delivery under the COIP.
     Shares issued under the COIP through the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the COIP. In addition, the number of shares subject to the COIP (and the number of shares and terms of any Incentive Award) may be adjusted in the event of any change in the outstanding Common Stock by reason of any stock dividend, spin-off, split-up, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.
Limitations on Incentive Awards
     No more than 1,200,000 shares of the authorized shares may be allocated to Incentive Awards granted or awarded to any individual Participant during any 36-month period. In addition, the maximum number of shares that may be issued as Restricted Stock, Restricted Stock Units, Dividend Equivalents and under Performance Grants, Stock Awards or Senior Executive Incentive Plan Grants is limited to 1,200,000 shares. Any shares of Restricted Stock, Restricted Stock Units, Dividend Equivalents, Performance Grants or Stock Awards that are forfeited will not count against this limit.

     The maximum cash payment that can be made for all Incentive Awards granted to any one individual under the COIP is $3,000,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a Participant is subject to this limit in the year in which the deferral is made but not in any later year in which payment is made.
Administration
     Prior to a change in control, the Compensation Committee of the Board of Directors administers the COIP. Each member of the Compensation Committee, which for purposes of 162(m) must have at least two members, must (a) meet the standards of independence necessary to be classified as an “outside director” for purposes of Section 162(m) of the Code and (b) be a non-employee director for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the terms of the COIP, the Compensation Committee has plenary authority to determine the terms of Incentive Awards. Following a change in control, the Benefits Trust Committee of CSX, at its discretion, may assume any and all of the duties of the Compensation Committee under the COIP.
Stock Options
     The COIP authorizes the grant of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the COIP entitle the grantee, upon exercise, to purchase a specified number of shares from CSX at a specified exercise price per share. The Compensation Committee determines the period of time during which an Option may be exercised, as well as any vesting schedule, except that no Option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an Option cannot be less than 100 percent of the Fair Market Value of the common stock on the date of grant.
     Under the COIP, a Participant may not surrender an option for the grant of a new option with a lower exercise price. In addition, if a Participant’s option is cancelled before its termination date, the Participant may not receive another option within six months of the cancellation date unless the exercise price of the new option equals or exceeds the exercise price of the cancelled option.
Restricted Stock Awards
     The COIP also authorizes the grant of Restricted Stock awards on terms and conditions established by the Compensation Committee, which may include performance conditions. The terms and conditions will include the designation of a Restriction Period during which the shares are not transferable and are subject to forfeiture. In general, the minimum Restriction Period applicable to any award of Restricted Stock that is not subject to the achievement of one or more performance standards is three years from the date of grant. The minimum restriction period for any award of Restricted Stock that is subject to one or more performance standards is one year from the date of grant, except that restriction periods of shorter duration may be approved for awards of Restricted Stock or Restricted Stock Units combined with respect to up to 600,000 shares reserved for issuance under the COIP.
Restricted Stock Units
     Restricted Stock Units may be granted subject to terms and conditions, including the achievement of one or more performance standards. In the case of Restricted Stock Units, no shares are issued at the time of grant. Rather, upon the lapse of any applicable restriction, a Restricted Stock Unit entitles a Participant to receive shares of common stock or a cash amount equal to the Fair Market Value of a share of common stock on the date the restrictions lapse. The requirements with respect to Restriction Periods for Restricted Stock Units are the same as those for Restricted Stock Awards.
Performance Grants
     The Compensation Committee may make Performance Grants to any Participant that are intended to comply with Section 162(m) of the Code. Each Performance Grant will contain Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable, and other terms and conditions. Performance Criteria may include return on invested capital; free cash flow; economic value added (net operating profit after tax less cost of capital); total shareholder return; operating ratio; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes); net sales; price per share of common stock; return on assets; return on capital employed; return on equity; return on investment; return on sales; and sales volume.
     The Compensation Committee will make all determinations regarding the achievement of Performance Goals. Actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of Performance Criteria to the Performance Goal. Performance Grants will be payable in cash, shares of common stock or a combination of cash and shares of common stock. The Compensation Committee may reduce or eliminate, but not increase the payments except as provided in the Performance Grant.
Stock Awards
     The COIP authorizes the making of Stock Awards. The Compensation Committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions. No more than 1,200,000 shares of common stock, reduced by Restricted Stock and Restricted Stock Unit awards, may be granted under the COIP without performance restrictions.
     The Compensation Committee may delegate to any individual or group employed by CSX or its Subsidiaries the authority to grant Stock Awards as long as no individual Stock Award has a Fair Market Value in excess of $100,000 on the date of grant.
Stock Appreciation Rights
     The Compensation Committee may grant Stock Appreciation Rights (“SARs”) under the COIP. Subject to the terms of the award, SARs entitle the Participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR. Such distributions are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee.
Dividend Equivalents
     The COIP authorizes the grants of Dividend Equivalents to any Participant either in combination with, or separately from, Incentive Awards. A Dividend Equivalent permits the Participant to receive payments equivalent to the dividends paid on the common stock. Dividend Equivalents are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee.
Change in Control
     Upon a change in control, all Options and Stock Appreciation Rights will become fully exercisable, all terms and conditions on Restricted Stock and Restricted Stock Units will be deemed satisfied, and all Performance Grants, Stock Awards and Dividend Equivalents will be deemed to be fully earned. In addition, CSX, or its Subsidiary or Affiliate, will make an irrevocable contribution to the Benefits Trust in an amount that is sufficient to pay each Participant the unfunded portion of the benefits to which Participants are entitled, as of the date on which the change in control occurred.
Duration, Amendment and Termination
     The Board may suspend or terminate the COIP without shareholder approval or ratification at any time or from time to time. Unless sooner terminated or extended, the COIP will terminate on April 26, 2010.
     The Board may also amend the COIP at any time or from time to time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to Incentive Awards, or reduces the minimum exercise price for options unless such change is authorized by the shareholders of CSX. A termination or amendment of the COIP will not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her. After a change in control, all amendments to the Plan are subject to the approval of the Benefits Trust Committee.
Restrictions on Transfer; Deferral
     Except as otherwise permitted by the Compensation Committee and provided in the Incentive Award, Incentive Awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution. The Compensation Committee may permit Participants to elect to defer the issuance of common stock or the settlement of awards in cash under the CSX Deferred Compensation Plan.
Federal Income Tax Information
     The following is a general summary of the current federal income tax treatment of Incentive Awards, which are authorized to be granted under the COIP, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are technical, so the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, this discussion does not address the tax consequences under applicable state and local law.
     Incentive Stock Options. A Participant will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a Participant does not exercise an incentive stock option within certain specified periods after termination of employment, the Participant will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.
     The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the Participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.
     Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Grants, Stock Awards, and Dividend Equivalents. A Participant generally is not required to recognize income on the grant of a nonqualified stock option, a stock appreciation right, Restricted Stock Units, a Performance Grant, a Stock Award, or Dividend Equivalents. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or stock appreciation right is exercised, or in the case of Restricted Stock Units, Performance Grants, Stock Awards, and Dividend Equivalents, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award. In general, the amount of ordinary income required to be recognized, (a) in the case of a nonqualified stock option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a stock appreciation right, the amount of cash and/or the fair market value of any shares received upon exercise plus the amount of taxes withheld from such amounts, and (c) in the case of Restricted Stock Units, Performance Grants, Stock Awards, and Dividend Equivalents, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.
     Restricted Stock. Unless a Participant who receives an award of Restricted Stock makes an election under Section 83(b) of the Code as described below, the Participant generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the shares vest (i.e., become transferable or no longer subject to forfeiture), the Participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Participant makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the Participant will not be required to recognize additional ordinary income when the shares vest.

     Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the COIP will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a Participant generally will be required to recognize ordinary income upon such disposition.
     Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a Participant is required to recognize income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above), a stock appreciation right, Restricted Stock, Restricted Stock Units, Performance Grants, Stock Awards, and Dividend Equivalents, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a Participant, provided that certain income tax reporting requirements are satisfied.
     Parachute Payments. Where payments to certain employees that are contingent on a change in control exceed limits specified in the Code, the employee generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. The Compensation Committee has in the past, and may in the future, make awards as to which the vesting thereof is accelerated by a change in control of the Company. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered with respect to certain Company employees.
     Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The COIP has been designed to allow the Compensation Committee to grant Stock Options, Stock Appreciation Rights, and Performance Grants that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.” The ability to grant Stock Options, Stock Appreciation Rights, and Performance Grants that qualify as “performance-based compensation” for Code Section 162(m) purposes requires the shareholders’ reapproval of the COIP.
Accounting Treatment
     Under present accounting rules, the grant of options will result in a charge against CSX’s earnings, based upon the fair market value of the option at the date of the grant, over the vesting period of the option. Stock grants (including performance units such as restricted shares or LTIP shares) result in a charge against CSX earnings based on the grant date price of the awards given. The charge will be recognized over the vesting period of the award, if applicable. The excess, if any, from time to time of the fair market value of the common stock subject to SARs, over the exercise price of the SARs, will result in a charge against CSX’s earnings. The amount of the charge will increase or decrease based on changes in the market value of the common stock and will decrease to the extent SARs are canceled. CSX has not issued any SARs to date.
The Board of Directors unanimously recommends that the shareholders vote “FOR” this proposal.

Items 4 and 5: Company Proposals Regarding Elimination of Supermajority Voting Requirements
APPROVAL OF AMENDMENTS TO AMENDED AND RESTATED ARTICLES OF INCORPORATION
ELIMINATING SUPERMAJORITY VOTING REQUIREMENTS
     The Board in its continuing review of corporate governance matters, and after careful consideration, has concluded that it is in the best interests of the Company’s shareholders to amend the Amended and Restated Articles of Incorporation (the “Charter”), eliminating supermajority voting default rules.
     The Charter is currently silent as to the level of shareholder approval for mergers or share exchanges, certain sales or dispositions of assets, dissolution, and affiliated transactions with interested shareholders, which the Virginia Stock Corporation Act (the “VSCA”) defines as 10% beneficial holders of any class of voting shares of the Company. Under Virginia law, when a charter is silent in respect of these transactions, two-thirds shareholder approval is required in order to effect any of them.
     Virginia law, however, allows corporations to lower these voting thresholds (but not to less than a majority vote) by including a specific provision in the Articles of Incorporation providing for a lower approval threshold. In order to lower the threshold to majority approval for these transactions, the Charter must be amended to provide for such a lower threshold.
     Accordingly, the Board has approved and recommends for approval by the Company’s shareholders amendments to the Charter that add new articles that provide that any action on a matter involving the following items shall require the approval, by the affirmative vote, of a majority of the votes entitled to be cast thereon:
(a)	Any plan of merger or share exchange for which the VSCA requires shareholder approval.

(b)	Disposition of assets of the Company for which the VSCA requires shareholder approval.

(c)	The dissolution of the Company.

(d)	An affiliated transaction under the VSCA with interested shareholders, defined as those beneficially owning more than 10% of any class of the outstanding voting shares of the Company.
     The proposed additions to the Charter are attached to this Proxy Statement as Appendix A. The Company is not proposing these additions to the Charter in response to any pending, planned or contemplated transaction.
     Amending the voting requirements for mergers or share exchanges, certain sales or dispositions of assets, and dissolution, listed as Item 4 on your Proxy card, will require approval by the majority vote of the outstanding shares of the Company entitled to vote for the election of directors.
     Amending the voting requirements for affiliated transactions with interested shareholders, listed as Item 5 on your Proxy card, will require the affirmative vote of a majority of the shares entitled to vote thereon. Under the VSCA, shares that are owned by interested shareholders are not entitled to vote with respect to this amendment. Therefore, the affirmative vote of a majority of the shares of the shareholders of the Company (other than shares held by interested shareholders) is required to approve an amendment to the affiliated transactions voting rules.
     All abstentions, broker non-votes, and failures to return a proxy card will have the same effect as a vote against these proposals.
     Approval by shareholders of one or both of the above proposals will result in the filing of Amended and Restated Articles of Incorporation with the State of Virginia promptly after this Annual Meeting. To the extent only one of the proposals is approved, the Amended and Restated Articles of Incorporation as so filed with the State of Virginia will only reflect the proposal so approved.
The Board of Directors unanimously recommends that the shareholders vote “FOR” these proposals.

SHAREHOLDER PROPOSAL
     Item 6 has been proposed by an individual shareholder. For the reasons set forth below, the Board of Directors recommends a vote AGAINST Item 6. Shareholders should be aware that, even if approved, their proposals are not binding on the Board. Although the Board will consider the shareholders’ wishes as expressed at the Annual Meeting, one or more of the proposals might not be implemented if the Board, in its business judgment and the exercise of its fiduciary duties, concludes that implementation is not in the best interests of the Company and its shareholders.
     Promptly upon receiving an oral or written request from a shareholder, the Company will provide to such shareholder the names, addresses, and numbers of shares held by each of the shareholders who have made the following shareholder proposals. Requests for this information should be directed to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202, (904) 366-4242.
Item 6: Shareholder Proposal Regarding Separate Chairman and CEO
The following shareholder proposal has been submitted to the Company:
RESOLVED: That stockholders of CSX Corporation, (“CSX” or “the Company”) ask the Board of Directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.
SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. Michael Ward holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.
     Shareholders of CSX require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.
     We believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at CSX, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the Board of Directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”
     We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, it is less able to provide independent oversight of the officers if the Chairman of that Board is also CEO of the Company.
     We, therefore, urge shareholders to vote FOR this important corporate governance reform.
CSX MANAGEMENT RESPONSE
     CSX is and always has been committed to the highest standards of corporate governance, and for years has been a leader in this area. Our governance policies and practices have led to a recent Corporate Governance Quotient score from Institutional Shareholder Services (“ISS”) in the 89.9 percentile for S&P 500 companies and the 97.8 percentile for companies in the transportation group.

     The Board of Directors, which includes nine independent, non-management directors among its ten members, believes that the positions of Chairman of the Board and CEO should be held by the same person, except in unusual circumstances such as a transition in leadership. The Board believes that having a single person serve as Chairman and CEO provides unified leadership and direction that has close linkage to the Company’s goals and operations. At the same time, the Board has in place a number of procedures to assure regular, open and challenging dialogue and decision making, which are discussed below.
     An underlying premise of the proposal appears to be that the CEO’s service as Chairman could impair the Board’s independence. The Board, however, does not believe its independence is compromised by having a single person serve as Chairman and CEO. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company. The insight and advice that each independent director provides to our Company would not be enhanced simply because he or she served as non-executive Chairman of the Board.
     Our independent Board members meet alone in executive session at each Board meeting. These sessions are chaired by a presiding director selected annually by the Governance Committee from among independent directors. The duties of the presiding director are set forth in paragraph five of the CSX Corporate Governance Guidelines. These Guidelines, as well as the policy for shareholders to communicate with the presiding director, are available on the Company’s Internet website (www.csx.com).
     The Board believes that our corporate governance structure, with its emphasis on independence, makes it unnecessary to have a policy of separating the roles of Chairman of the Board and CEO. The proposal would deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient.
For the foregoing reasons, the Board of Directors recommends a vote AGAINST Item 6.
March 30, 2006
By Order of the Board of Directors
Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs and Corporate Secretary

Appendix A: Proposed Amendments to
CSX Amended and Restated Articles of Incorporation
The proposed Amended and Restated Articles of Incorporation of CSX Corporation will hereby be amended by adding the following two new articles upon shareholder approval:
Article X
AFFILIATED TRANSACTIONS
The Corporation shall not be governed by Article 14 (Affiliated Transactions) of the Virginia Stock Corporation Act (the “VSCA”).
Article XI
OTHER VOTING MATTERS
Any action on a matter involving:
(a)	a plan of merger or share exchange for which the VSCA requires shareholder approval;

(b)	a sale of all or substantially all the Corporation’s property for which the VSCA requires shareholder approval; or

(c)	the dissolution of the Corporation
shall require the approval, by the affirmative vote, of a majority of the votes entitled to be cast thereon.

A-1

Appendix B: Compensation Committee Charter
CSX CORPORATION
Board of Directors
Compensation Committee Charter
Purpose
     Consistent with the Board of Directors’ (“Board”) commitment to build long-term shareholder value, the Compensation Committee (“Committee”) shall be responsible for the development of CSX Corporation’s (“Corporation”) philosophy with respect to executive compensation and benefits. The Committee is also responsible for periodically reviewing the Corporation’s compensation practices and policies, benefit plans, and perquisites applicable to all employees and executives as a group to ensure that they are consistent with the Corporation’s compensation philosophy. The Committee shall also be responsible for assuring that the benefit plans, practices, programs or policies maintained for directors comply with all applicable laws.
     The Committee shall provide over the names of the Committee members the required Compensation Committee Report for the Corporation’s Proxy Statement for the Corporation’s Annual Meeting of Shareholders.
Membership and Operations
     The Committee shall consist of not fewer than two members, each of whom shall be a non-employee director within the meaning of 17 CFR 240.16b-3, shall qualify as an “outside director” within the meanings of regulations established pursuant to Section 162(m) of the Internal Revenue Code, and shall be “independent” as defined in New York Stock Exchange Rule 303A. The Committee shall meet at such times as it determines to be appropriate or at the call of the Chair of the Committee.
     The members of the Committee and the Chair shall be recommended by the Governance Committee and elected by the Board annually and shall serve until their successors have been duly elected and qualified.
     The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee or, as specified below, to management.
Duties and Responsibilities
      The Committee, shall, in its judgment:
1.	Consider, approve, and, where necessary, recommend to the Board for approval, the adoption, amendment, or termination of compensation practices, policies, programs, and employee benefit plans maintained by the Corporation or its affiliates for eligible employees, including but not limited to qualified plans, cash and stock-based incentive plans, nonqualified deferred compensation and retirement plans, welfare plans, and perquisites.

2.	Consider, approve, and, where necessary, recommend to the Board for approval, the amendment of benefit plans, practices, programs, or policies maintained for non-employee directors and other non-employees.

3.	Delegate to management from time to time, as applicable, the authority to adopt, amend or terminate any such plan, policy, or program subject to such limitations as the Committee may deem appropriate.

4.	Review periodic reports from management regarding any significant issues regarding the implementation or administration of any such plan, policy or program.

5.	Review and approve performance targets required for executive incentive plans; certify the achievement of performance goals prior to payment of performance-based compensation to individuals covered under Section 162(m) of the Internal Revenue Code; recommend approval by the Board of awards to executives to be paid pursuant to any such plan, policy or program; and take any actions delegated to the Committee under any such plan, policy, or program.

B-1

6.	Conduct an annual review of the performance of the Chief Executive Officer. The Committee, in consultation with the Board and the Governance Committee, shall approve goals and objectives for the Chief Executive Officer, evaluate his or her performance, and, either as a committee or together with the other independent directors, as directed by the Board, set his or her compensation level based on this evaluation. The Committee shall discuss the results of the evaluation with the independent directors in executive session and with the Chief Executive Officer.

7.	Review the total compensation and benefits of certain key executives whom the Committee determines in its sole discretion to review. In establishing compensation and benefits, the Committee shall utilize where appropriate comparative data regarding executive compensation practices. The Committee shall utilize flexible compensation structures to attract, retain, motivate and appropriately reward executives, consistent with the Corporation’s executive compensation philosophy.

8.	Make recommendations to the Board with respect to management compensation, incentive-compensation plans and equity-based plans.

9.	Review and recommend to the Board for final approval grants of stock options, stock appreciation rights, performance shares, and other stock-related incentives.

10.	Report periodically to the Board regarding the foregoing activities.
Evaluation
At least annually, the Committee shall conduct an evaluation of its performance in such manner as the Committee deems appropriate.
Other
     The Committee shall have available to it such support personnel, including management staff, outside auditors, attorneys and consultants as it deems necessary to discharge its responsibilities.
     The Committee shall have sole authority to select, retain, and terminate any compensation consultant or search firm used to assist it in the evaluation of the Chief Executive Officer’s or any senior executive’s compensation and benefits, or to identify potential executive candidates, including the sole authority to approve payments to any consultant or search firm and other retention terms.

B-2

Printed on recycled paper.

VOTE VIA THE INTERNET OR TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK THROUGH 5:00 P.M. EST ON TUESDAY, MAY 2, 2006.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy via the Internet or by telephone, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 5:00 P.M. Eastern Time on Tuesday, May 2, 2006.

TELEPHONE 1-866-776-5676		INTERNET https://www.proxyvotenow.com/csx		MAIL
Use a touch-tone telephone in the U.S. or Canada to vote your proxy. Have your proxy card in hand when you call. There is NO CHARGE to you for the call. Follow the simple recorded instructions.	OR
		Use the Internet to view the Annual Report, Proxy Statement and vote your proxy. Have your proxy card in hand when you access the web site. Follow the simple instructions that are located at this website.	OR	Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CSX, Office of Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202.

1-866-776-5676
CALL TOLL-FREE TO VOTE

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

☐	▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ITEMS 1, 2, 3, 4 AND 5, AND VOTE “AGAINST” ITEM 6.

1. Election of Directors:

The Board
Recommends
â
FOR ALL	☐	WITHHOLD FROM ALL	☐	FOR WITH *EXCEPTION(S)	☐

Nominees:	01 — E. E. Bailey, 02 — Sen. J. B. Breaux, 03 — E. J. Kelly, III, 04 — R. D. Kunisch,
05 — S. J. Morcott, 06 — D. M. Ratcliffe, 07 — W. C. Richardson,
08 — F. S. Royal, M.D., 09 — D. J. Shepard, 10 — M. J. Ward
(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “FOR WITH EXCEPTIONS” box and write the number of the excepted nominee(s) in the space provided below.
*Exceptions(s): (Write the nominee(s) number(s) in the space provided below):

The Board
Recommends
â
		FOR	AGAINST	ABSTAIN

2.	Ratification of Ernst & Young as Independent Public Accounting Firm for 2006	☐	☐	☐

The Board
Recommends
â
		FOR	AGAINST	ABSTAIN

3.	Reapproval of the CSX Omnibus Incentive Plan	☐	☐	☐

4.	Elimination of supermajority voting requirements — merger or share exchange, certain sales or dispositions, and dissolution	☐	☐	☐

5.	Elimination of supermajority voting requirements — affiliated transactions	☐	☐	☐
The Board Recommends â
6.	Shareholder proposal regarding separate Chairman and CEO	☐	☐	☐

     S C A N   L I N E

Note: Please sign below exactly as the name appears above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized corporate officer. If a partnership, please sign in partnership name by authorized person.

Date	Shareholder sign here	Co-Owner sign here

To Our shareholders:
TO ATTEND THE ANNUAL MEETING: The Annual Meeting of Shareholders will be held on Wednesday, May 3, 2006, at 10:00 a.m., at the Arthur R. Outlaw Convention Center, One South Water Street, Mobile, AL 36602. If you would like to attend the meeting, please mark the “Will Attend Box” box that that appears below and mail in the enclosed postage-paid envelope. If you are voting by Internet or telephone, please follow the prompt to indicate your attendance. You may obtain your admission ticket at the CSX Annual Meeting registration desk between 8:00 a.m. and 10:00 a.m. on the morning of the meeting.
TO ACCESS FUTURE ANNUAL REPORTS AND PROXY STATEMENTS BY INTERNET: To take advantage of this offer, please check the appropriate box below or follow the consent instructions as you vote your proxy via the Internet or telephone. The web address for voting is www.proxyvotenow.com/csx and the toll-free number is 1-866-776-5676. Selecting this option means that you will no longer receive a printed copy of the CSX Corporation Annual Report and Proxy Statement unless you request one. Next year you will receive a printed proxy card that will direct you to the website where the annual report and proxy statement will be posted. By consenting to electronic delivery you will help CSX reduce printing and postage costs, supporting a company-wide effort to reduce costs.
You may cancel your enrollment in this process at any time by sending written notification to The Bank of New York, Receive and Deliver Department, P.O. Box 11002, New York, NY 10286-1002.
TO VIEW THE ANNUAL REPORT AND PROXY STATEMENT: Please visit our website: www.csx.com/investors.
TO VOTE: Whether or not you are able to attend the Annual Meeting of Stockholders, it is important that your shares are represented, no matter how many shares you own. Listed on the reverse are instructions on how to vote for the election of directors and all other proposals. You may cast your vote via telephone, over the Internet, or by mail.

CSX Corporation

500 Water Street Jacksonville, FL 32202
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 3, 2006
The undersigned hereby appoints MICHAEL J. WARD, ELLEN M. FITZSIMMONS, and NATHAN D. GOLDMAN, or any of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at the Arthur R. Outlaw Convention Center on May 3, 2006, and at all adjournments thereof.
(To be signed on the other side of this form if voting by mail, or follow the instructions to vote via the Internet or by telephone)

Mark the box to the right if you plan to attend the meeting.	☐

By marking the box to the right, I consent to future access of the Annual Report and Proxy Statement electronically via the Internet. I understand that CSX may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting CSX’s transfer agent, The Bank of New York, and that costs such as telephone and internet access charges, will be my responsibility.
☐

Check the box to the right if you have included a change of address on the card.	☐

CSX CORPORATION
P.O. BOX 11184
NEW YORK, N.Y. 10203-0184

VOTE VIA THE INTERNET OR TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK THROUGH 5:00 P.M. EST ON TUESDAY, MAY 2, 2006.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy via the Internet or by telephone, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 5:00 P.M. Eastern Time on Tuesday, May 2, 2006.

TELEPHONE 1-866-776-5676		INTERNET https://www.proxyvotenow.com/csx		MAIL
Use a touch-tone telephone in the U.S. or Canada to vote your proxy. Have your proxy card in hand when you call. There is NO CHARGE to you for the call. Follow the simple recorded instructions.	OR
		Use the Internet to view the Annual Report, Proxy Statement and vote your proxy. Have your proxy card in hand when you access the web site. Follow the simple instructions that are located at this website.	OR	Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CSX, Office of Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202.

1-866-776-5676
CALL TOLL-FREE TO VOTE

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

☐	▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ITEMS 1, 2, 3, 4 AND 5, AND VOTE “AGAINST” ITEM 6.

1. Election of Directors:

The Board
Recommends
â
FOR ALL	☐	WITHHOLD FROM ALL	☐	FOR WITH *EXCEPTION(S)	☐

Nominees:	01 — E. E. Bailey, 02 — Sen. J. B. Breaux, 03 — E. J. Kelly, III, 04 — R. D. Kunisch,
05 — S. J. Morcott, 06 — D. M. Ratcliffe, 07 — W. C. Richardson,
08 — F. S. Royal, M.D., 09 — D. J. Shepard, 10 — M. J. Ward
(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “FOR WITH EXCEPTIONS” box and write the number of the excepted nominee(s) in the space provided below.
*Exceptions(s): (Write the nominee(s) number(s) in the space provided below):

The Board
Recommends
â
		FOR	AGAINST	ABSTAIN

2.	Ratification of Ernst & Young as Independent Public Accounting Firm for 2006	☐	☐	☐

The Board
Recommends
â
		FOR	AGAINST	ABSTAIN

3.	Reapproval of the CSX Omnibus Incentive Plan	☐	☐	☐

4.	Elimination of supermajority voting requirements — merger or share exchange, certain sales or dispositions, and dissolution	☐	☐	☐

5.	Elimination of supermajority voting requirements — affiliated transactions	☐	☐	☐
The Board Recommends â
6.	Shareholder proposal regarding separate Chairman and CEO	☐	☐	☐

     S C A N   L I N E

Note: Please sign below exactly as the name appears above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized corporate officer. If a partnership, please sign in partnership name by authorized person.

Date	Shareholder sign here	Co-Owner sign here

To Our shareholders:
TO ATTEND THE ANNUAL MEETING: The Annual Meeting of Shareholders will be held on Wednesday, May 3, 2006, at 10:00 a.m., at the Arthur R. Outlaw Convention Center, One South Water Street, Mobile, AL 36602. If you would like to attend the meeting, please mark the “Will Attend Box” box that that appears below and mail in the enclosed postage-paid envelope. If you are voting by Internet or telephone, please follow the prompt to indicate your attendance. You may obtain your admission ticket at the CSX Annual Meeting registration desk between 8:00 a.m. and 10:00 a.m. on the morning of the meeting.
TO ACCESS FUTURE ANNUAL REPORTS AND PROXY STATEMENTS BY INTERNET: To take advantage of this offer, please check the appropriate box below or follow the consent instructions as you vote your proxy via the Internet or telephone. The web address for voting is www.proxyvotenow.com/csx and the toll-free number is 1-866-776-5676. Selecting this option means that you will no longer receive a printed copy of the CSX Corporation Annual Report and Proxy Statement unless you request one. Next year you will receive a printed proxy card that will direct you to the website where the annual report and proxy statement will be posted. By consenting to electronic delivery you will help CSX reduce printing and postage costs, supporting a company-wide effort to reduce costs.
You may cancel your enrollment in this process at any time by sending written notification to The Bank of New York, Receive and Deliver Department, P.O. Box 11002, New York, NY 10286-1002.
TO VIEW THE ANNUAL REPORT AND PROXY STATEMENT: Please visit our website: www.csx.com/investors.
TO VOTE: Whether or not you are able to attend the Annual Meeting of Stockholders, it is important that your shares are represented, no matter how many shares you own. Listed on the reverse are instructions on how to vote for the election of directors and all other proposals. You may cast your vote via telephone, over the Internet, or by mail.

CSX Corporation

500 Water Street Jacksonville, FL 32202
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 3, 2006
The undersigned hereby appoints MICHAEL J. WARD, ELLEN M. FITZSIMMONS, and NATHAN D. GOLDMAN, or any of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at the Arthur R. Outlaw Convention Center on May 3, 2006, and at all adjournments thereof.
(To be signed on the other side of this form if voting by mail, or follow the instructions to vote via the Internet or by telephone)

Mark the box to the right if you plan to attend the meeting.	☐

By marking the box to the right, I consent to future access of the Annual Report and Proxy Statement electronically via the Internet. I understand that CSX may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting CSX’s transfer agent, The Bank of New York, and that costs such as telephone and internet access charges, will be my responsibility.
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Check the box to the right if you have included a change of address on the card.	☐

CSX CORPORATION
P.O. BOX 11184
NEW YORK, N.Y. 10203-0184